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                                                                    Exhibit 99.1

[LOGO]ABINGTON BANCORP, INC.

                                  NEWS RELEASE

                              FOR IMMEDIATE RELEASE

FOR: Abington Bancorp, Inc.             CONTACT: Robert M. Lallo
     533 Washington Street                       Chief Financial Officer
     Abington, MA  02351                         (781) 682-6903
     www.AbingtonSavings.com

FOR: Massachusetts Fincorp, Inc.        CONTACT: Eric L. Pearson
     70 Quincy Avenue                            Treasurer
     Quincy, MA 02169                            (617) 769-1161

          ABINGTON BANCORP RECEIVES ALL REGULATORY APPROVALS TO ACQUIRE MASSACHUSETTS FINCORP; TRANSACTION EXPECTED TO CLOSE SEPTEMBER 13TH

ABINGTON AND QUINCY, MASS. September 10, 2002 --- Abington Bancorp, Inc. ("Abington") (NASDAQ NMS: ABBK), the holding company for Abington Savings Bank, and Massachusetts Fincorp, Inc. ("Fincorp") (OTC BB: MAFN), the holding company for Massachusetts Co-operative Bank, announced today that they have received all of the necessary regulatory approvals to complete Abington's acquisition of Fincorp for approximately $17.3 million in cash and stock. The acquisition is expected to be finalized after the close of business on September 13, 2002.

It is anticipated that the operational conversion of the acquisition will be finalized by mid-October.

Abington's Chairman James P. McDonough noted, "As I mentioned when we announced this acquisition, Fincorp's franchise represents a natural expansion of our franchise geographically and adds some great communities to our banking network."

Under the terms of the merger agreement between the parties, each outstanding share of Fincorp common stock, other than treasury shares and dissenters' shares, will be converted into the right to receive $30.00 in cash or 1.6175 shares of Abington common stock for each share of Fincorp common stock, plus cash in-lieu of any fractional share interest. The terms are subject to an election and allocation procedure, which is intended to ensure that 60% of the outstanding shares of Fincorp common stock are converted into the right to receive Abington common stock and 40% of the outstanding shares of Fincorp common stock are converted into the right to receive cash. This transaction is intended to qualify as a reorganization for federal income tax purposes, with the result that Fincorp shareholders will have a tax-free exchange to the extent that they receive Abington stock.


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Abington Savings Bank is a Massachusetts-chartered savings bank with 13 branches in Abington, Brockton, Canton, Cohasset, Halifax, Hanover, Hanson, Holbrook, Hull, Kingston, Pembroke, Randolph and Whitman. The Federal Deposit Insurance Corporation and Depositors Insurance Fund insure its deposits.

Massachusetts Co-operative Bank has 3 banking offices in Boston, East Milton and Quincy.



Certain statements herein constitute "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated, including changing regional and national economic conditions, changes in the real estate market, changes in levels of market interest rates, credit risks on lending activities, and competitive and regulatory factors. All forward-looking statements are necessarily speculative and undue reliance should not be placed on any such statements, which are accurate only as of the date made.

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